SECURITIES AND EXCHANGE COMMISSION

                Washington, D.C.  20549

                       FORM 8-K

                    CURRENT REPORT



   Pursuant to Section 13 or 15(d) of the Securities
                 Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 13, 1999



              ARI NETWORK SERVICES, INC.
(Exact name of registrant as specified in its charter)


     Wisconsin            0-19608           39-1388360
  (State or other       (Commission        (IRS Employer
  jurisdiction of       File Number)       Identification No.)
  incorporation)


         330 E. Kilbourn Avenue
          Milwaukee, Wisconsin                 53202
(Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code: (414) 278-7676


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Item 2.  Acquisition or Disposition of Assets

     On May 13, 1999, the Company acquired Network
Dynamics Incorporated ("NDI"), a leading producer of electronic catalogs and electronic commerce software located in Williamsburg, VA. The assets acquired include software programs and other intangible assets, equipment and other fixed assets, accounts receivable and customer contracts. The Company intends to continue using the equipment and other physical property acquired in the operation of the acquired business.

     As consideration for the acquisition, ARI agreed to assume NDI's liabilities, much of which was restructured as long term debt in connection with the transaction. In addition, ARI agreed to issue shares of its common stock to the former shareholder of NDI.
The number of shares issued will depend on the amount of NDI liabilities assumed by ARI, as finally determined, subject to a minimum of 450,000 and a maximum of 800,000 shares. The Company presently estimates that it will issue approximately 550,000 shares of stock. Two persons, K. Shae Murphy and R.
Gale King, owned approximately 76 % of the stock of NDI.



Item 7.  Financial Statements and Exhibits

     (a)  Financial Statements of Business Acquired.

     It is impracticable to provide the required financial information at the time of the filing of this report. The required financial information will be filed by July 27, 1999.

     (b)  Pro Forma Financial Information.

     It is impracticable to provide the required pro forma financial information at the time of the filing of this report. The required pro forma financial information will be filed by July 27, 1999.

     (c)  Exhibits

       2.1  Agreement and Plan of Merger, dated April
            21, 1999, between and among the Company, Network Dynamics Incorporated, Mr. R. Gale
            King and Mr. K. Shae Murphy. The Company agrees to furnish supplementally to the Commission upon request the Schedules and Exhibits to the Agreement and Plan of Merger listed on the table of contents.

                      SIGNATURES

     Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  May 27, 1999            ARI NETWORK SERVICES, INC.



                                By: /s/Brian Dearing
                                   -------------------
                                   Brian E. Dearing, Chairman of the Board,
                                   President and Chief Executive Officer